Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the use of our report dated February 25, 2003(except Note 10, as to which the date is September 29, 2003) with respect to the consolidated financial statements of TENERA, Inc. for the year ended December 31, 2002, included in this Definitive Proxy Statement filed on or about October 20, 2003.

                                                   /s/ERNST & YOUNG LLP

San Jose, California
October 20, 2003